Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer (239) 930-7281 BCarey@rtsx.com	Investors: Amy Glynn / Nick Laudico The Ruth Group 646-536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS THIRD QUARTER 2012

FINANCIAL RESULTS

Third Quarter 2012 Financial Highlights:

•                  Total company revenues increased 7.2% to $167.5 million

•                  Domestic same practice treatments per day increased 3.6%

•                  International cases increased 7.5%

•                  Pro Forma Adjusted EBITDA of $22.6 million

Final Rule Highlights:

•                  CMS incorporated updated cost inputs supplied by the industry

•                  IMRT reimbursement reduced by 15% as compared to proposed 40% reduction

•                  CMS indicated it intends to work with Radiation Oncologists to develop episode of care or bundled payments similar to what has been proposed by the Radiation Therapy Alliance

FORT MYERS, FL, November 12, 2012 — Radiation Therapy Services Holdings, Inc (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today its financial results for the third quarter and nine months ended September 30, 2012.  The Company reported preliminary third quarter results on November 5, 2012.

Dr. Daniel Dosoretz, President and Chief Executive Officer, commented, “As you know, we were very pleased with the outcome of the Final Rule recently published by CMS, as the overall reduction in reimbursement to radiation oncology of 7% was significantly better than what had been proposed in the Preliminary Rule.  This outcome reflects our efforts, along with other providers and advocacy groups, to provide clarity into the true costs associated with providing radiation therapy and to offer CMS alternative solutions for managing healthcare spend in this important area of cancer care.  Going forward, we also believe there is an interest by CMS to work with the industry on bundled or episode of care payment methodologies which will help to ensure appropriate levels of utilization and improved patient care.”

“While we expect the rate cuts to have an estimated impact of $20 million on revenues and $16 million on EBITDA for the full year 2013, we expect that we can mitigate a portion of that through cost reduction initiatives, improved managed care pricing and growth through expansion and accretive acquisitions. We continue to also focus on expansion opportunities in Latin America, which will also help to offset the rate reductions in the U.S.  As we indicated in our preliminary release of third quarter results, we are experiencing an increasingly challenging operating environment, largely due to meaningful declines in our treatments for prostate cancer.  We believe these declines are resulting from new guidelines published by The United States Preventive Services Task Force that recommend against PSA testing and prostate cancer screening for men with a life expectancy of over 10 years, slowing the rate of men diagnosed and treated. Additionally, we believe an increase in the percentage of patients who, in consultation with their physicians, are choosing not to be actively treated but instead pursuing active surveillance regimens is also affecting treatment volumes. However, we continue to make progress on our integrated cancer care strategy and physician liaison program, which are both helping to drive incremental volume growth and partly offset the declines in prostate.  We strongly believe that these efforts will serve to enhance Radiation Therapy’s leading position as a provider of advanced cancer care, and ensure that our patients continue to receive the highest level of care,” concluded Dr. Dosoretz.

Third Quarter 2012 Results

Total revenues for the third quarter of 2012 were $167.5 million, an increase of 7.2% compared to $156.3 million in revenues in the same quarter of 2011. The increase in revenue was principally due to the benefit of previously acquired or newly established integrated cancer care practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the value added services agreement with the North Broward Hospital District and organic growth from Medical Developers.

Domestic same practice treatments per day increased 3.6% in the third quarter of 2012, reflecting increased referrals from the Company’s physician liaison program and integrated cancer care model and the impact of the North Broward value added services agreement, offset by volume declines in the treatment of prostate cancer, compared to the third quarter of 2011.  Domestic same practice therapy revenue per treatment decreased 3.0% from the third quarter of 2011, due to reductions in the reimbursement rate announced in the CMS 2012 Physician Fee Schedule, partially offset by continued improvements in managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, excluding the impact of the Las Vegas capitated contract, decreased 5.0% in the third quarter versus the same period of the prior year principally due to reductions in the reimbursement rate included in the CMS 2012 Physician Fee Schedule.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the third quarter of 2012 was $22.6 million, or 13.5% of total pro forma revenues, compared to $27.9 million, or 17.7% of total pro forma revenues, in the third quarter of 2011. Pro Forma Adjusted EBITDA margins declined in the current quarter versus the prior year period primarily due to reductions in the Medicare reimbursement rate, the impact of the termination of capitated contracts in Las

Vegas, NV, the growth and expanded development activity in establishing integrated care practices, and investments made in key personnel. In addition, the Company had one less treatment day in the third quarter as compared to the third quarter of 2011. Together with closures and schedule changes due to Hurricane Isaac, the Company experienced lower revenues despite overall fixed expenses at radiation centers. In addition, certain cost reduction activities have been deferred in order to incorporate actions triggered by the impact of the 2013 physician fee schedule. A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended September 30, 2012 and 2011 is included in the attached supplemental financial information.

Income tax expense in the third quarter of 2012 was $1.7 million, compared to an income tax benefit of $11.0 million in the third quarter of 2011.  The net loss for the third quarter of 2012 was $90.5 million, compared to a net loss of $230.3 million in the third quarter of 2011.  The net loss in the third quarter of 2012 and 2011 included impairment charges of $69.9 million and $237.6 million, respectively, attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement, primarily to write down goodwill, trade name and an investment in a joint venture to their implied fair values, as well as continued depressed economic conditions in the U.S.

First Nine Months of 2012 Results

Total revenues for the nine months ended September 30, 2012 were $525.2 million, an increase of 10.6% compared to $475.1 million in revenues in the same period of 2011. The increase in revenue was principally due to the benefit of previously acquired or newly established integrated cancer care practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the value added services agreement with the North Broward Hospital District and organic growth from Medical Developers.

Domestic same practice treatments per day increased 3.3% in the first nine months of 2012, due to increased referrals from the Company’s physician liaison program and integrated cancer care model and the impact of the North Broward value added services agreement, offset by volume declines in the treatment of cancer care, compared to the first nine months of 2011.  However, domestic same practice therapy revenue per treatment decreased 3.1% from the first nine months of 2011, due to reductions in the reimbursement rate announced in the CMS 2012 Physician Fee Schedule which were partially offset by improved managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, excluding the impact of the Las Vegas capitated contract, decreased 5.1% in the first nine months versus the same period of the prior year principally due to reductions in the reimbursement rate included in the CMS 2012 Physician Fee Schedule.

Pro Forma Adjusted EBITDA in the first nine months of 2012 was $81.4 million, or 15.3% of total pro forma revenues, compared to $91.3 million, or 18.6% of total pro forma revenues, in the first nine months of 2011. Pro Forma Adjusted EBITDA margins declined in the current nine month period versus the prior year period primarily due to reductions in the Medicare reimbursement rate, the impact of the termination of capitated contracts in Las Vegas, NV, the growth and expanded development in integrated care practices, and investments made in key personnel. In addition, certain cost reduction activities have been deferred in order to incorporate actions triggered by the impact of the 2013 physician fee schedule.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the nine-month periods ended September 30, 2012 and 2011 is included in the attached supplemental financial information.

Income tax expense in the first nine months of 2012 was $3.3 million, compared to an income tax expense benefit of $5.2 million in the first nine months of 2011.  The net loss for the first nine months of 2012 was $117.9 million, compared to a net loss of $238.2 million in the first nine months of 2011. The net loss in the first nine months of 2012 and 2011 included impairment charges of $69.9 million and $237.6 million, respectively, attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement, primarily to write down goodwill, trade name and an investment in a joint venture to their implied fair values, as well as continued depressed economic conditions in the U.S.

Recent Developments

On November 1, 2012, CMS published its Final Rule for the 2013 Physician Fee Schedule (PFS), which calls for an overall rate reduction of 7% for radiation oncology, including a 15% reduction in the reimbursement for IMRT treatments and a 20% reduction in the reimbursement for stereotactic radiosurgery treatments.  The rate reductions in the Final Rule were significantly lower than the proposed reductions published in the Preliminary Rule on July 6, 2012.  Radiation Therapy expects these reductions in reimbursement to impact RVUs for Medicare and Medicare-linked revenues by approximately 9.1%, which is expected to impact revenue by approximately $20 million and EBITDA by approximately $16 million.  The Company expects to partly mitigate the impact of the reduction in reimbursement through cost reductions and improved managed care pricing, as well as growth through expansion and accretive acquisitions.

Conference Call

Management will host a conference call on Tuesday, November 13, 2012 at 2:00 p.m. ET to discuss its financial results. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until November 27, 2012.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 403224 to access the replay.

A live webcast and webcast replay of the call will also be available from the Investor Relations section on the corporate web site at www.rtsx.com.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America.  The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 126 treatment centers, including 94 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 31 centers located in six countries in Latin America and 1 center located in India.  The Company holds market leading positions in most of its domestic local markets and abroad.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2012 and the effect of CMS's Final Rule for the 2013 Physician Fee Schedule on its results.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers  and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,934	$10,177
Accounts receivable, net	89,414	87,094
Prepaid expenses	7,921	5,731
Inventories	4,755	4,308
Deferred income taxes	3,318	2,969
Other	6,037	6,025
Total current assets	139,379	116,304

Equity investments in joint ventures	496	692
Property and equipment, net	227,449	236,411
Real estate subject to finance obligation	15,395	13,719
Goodwill	498,188	556,547
Intangible assets, net	38,462	42,393
Other assets	44,784	32,526
Total assets	$964,153	$998,592

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$23,690	$27,748
Accrued expenses	60,381	42,596
Income taxes payable	2,625	5,310
Current portion of long-term debt	10,972	13,945
Current portion of finance obligation	259	161
Other current liabilities	6,764	6,615
Total current liabilities	104,691	96,375
Long-term debt, less current portion	744,552	665,088
Finance obligation, less current portion	15,994	14,105
Other long-term liabilities	21,785	22,659
Deferred income taxes	9,726	10,343
Total liabilities	896,748	808,570

Noncontrolling interests - redeemable	12,817	12,728

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,025 shares authorized, issued and outstanding	—	—
Additional paid-in capital	651,799	648,703
Retained deficit	(604,953)	(483,815)
Notes receivable from shareholder	—	(125)
Accumulated other comprehensive loss, net of tax	(8,960)	(4,890)
Total Radiation Therapy Services Holdings, Inc. shareholder’s equity	37,886	159,873
Noncontrolling interests - nonredeemable	16,702	17,421
Total equity	54,588	177,294
Total liabilities and equity	$964,153	$998,592

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Net patient service revenue	$165,385	$154,335	$519,432	$470,305
Other revenue	2,131	1,931	5,783	4,754
Total revenues	167,516	156,266	525,215	475,059

Expenses:
Salaries and benefits	87,190	77,714	276,199	238,727
Medical supplies	15,686	12,208	47,785	37,863
Facility rent expense	10,119	8,374	29,634	24,508
Other operating expenses	10,001	8,990	28,663	24,828
General and administrative expenses	19,076	19,209	60,059	58,514
Depreciation and amortization	16,697	13,629	48,140	39,082
Provision for doubtful accounts	5,425	4,621	15,286	12,143
Interest expense, net	20,027	15,454	57,182	45,261
Early extinguishment of debt	—	—	4,473	—
Fair value adjustment of earn-out liability	1,261	—	1,261	—
Impairment loss	69,946	237,560	69,946	237,560
Gain on fair value adjustment of previously held equity investment	—	—	—	(234)
Foreign currency transaction loss	140	35	234	34
Loss (gain) on foreign currency derivative contracts	786	(232)	1,006	167
Total expenses	256,354	397,562	639,868	718,453

Loss before income taxes	(88,838)	(241,296)	(114,653)	(243,394)
Income tax expense (benefit)	1,705	(10,969)	3,254	(5,208)

Net loss	(90,543)	(230,327)	(117,907)	(238,186)

Net income attributable to noncontrolling interests- redeemable and non-redeemable	(842)	(702)	(3,231)	(3,209)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(91,385)	(231,029)	(121,138)	(241,395)

Other comprehensive (loss) income:
Unrealized gain (loss) on derivative interest rate swap agreements	—	319	(333)	2,419
Unrealized loss on foreign currency translation	(2,109)	(457)	(5,129)	(808)
Other comprehensive (loss) income:	(2,109)	(138)	(5,462)	1,611

Comprehensive loss:	(92,652)	(230,465)	(123,369)	(236,575)
Comprehensive income attributable to noncontrolling interests- redeemable and non-redeemable	(717)	(676)	(2,797)	(3,147)
Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(93,369)	$(231,141)	$(126,166)	$(239,722)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities
Net loss	$(117,907)	$(238,186)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	39,310	33,708
Amortization	8,830	5,374
Deferred rent expense	895	922
Deferred income taxes	(1,095)	(6,299)
Stock-based compensation	3,221	1,201
Provision for doubtful accounts	15,286	12,143
Loss on the sale/disposal of property and equipment	8	4
Amortization of termination of interest rate swap	958	—
Write-off of loan costs	525	—
Early extinguishment of debt	4,473	—
Termination of derivative interest rate swap agreements	(972)	—
Impairment loss	69,946	237,560
Gain on fair value adjustment of previously held equity investment	—	(234)
Loss on foreign currency transactions	17	125
Loss on foreign currency derivative contracts	1,006	167
Amortization of debt discount	608	630
Amortization of loan costs	4,065	3,185
Equity interest in net loss of joint ventures	681	863
Distribution received from unconsolidated joint ventures	9	52
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(18,852)	(15,084)
Income taxes payable	(2,541)	(4,638)
Inventories	(156)	(1,938)
Prepaid expenses	632	2,273
Accounts payable and other current liabilities	(4,069)	1,854
Accrued deferred compensation	1,009	—
Accrued expenses / other current liabilities	17,229	6,833

Net cash provided by operating activities	23,116	40,515

Cash flows from investing activities
Purchase of property and equipment	(24,179)	(31,045)
Acquisition of medical practices	(24,057)	(51,940)
Proceeds from the sale of property and equipment	2,988	6
(Loans to) repayments from employees	(81)	302
Contribution of capital to joint venture entities	(497)	(299)
Distribution received from joint venture entities	—	581
Proceeds from the sale of equity interest in a joint venture	—	312
Payment of foreign currency derivative contracts	(543)	(1,096)
Premiums on life insurance policies	(963)	—
Change in other assets and other liabilities	115	479

Net cash used in investing activities	(47,217)	(82,700)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2012	2011

Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $1.7 million and $625,000, respectively)	435,663	73,927
Principal repayments of debt	(376,087)	(29,811)
Repayments of finance obligation	(81)	(71)
Proceeds from equity contribution	—	3
Payments of notes receivable from shareholder	—	50
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(3,196)	(3,425)
Consolidation of noncontrolling interest	—	38
Payments of loan costs	(14,437)	(4,424)

Net cash provided by financing activities	41,862	36,287

Effect of exchange rate changes on cash and cash equivalents	(4)	(12)

Net increase (decrease) in cash and cash equivalents	17,757	(5,910)
Cash and cash equivalents, beginning of period	10,177	13,977

Cash and cash equivalents, end of period	$27,934	$8,067

Supplemental disclosure of noncash transactions
Recorded finance obligation related to real estate projects	$2,068	$11,288
Recorded derecognition of finance obligation related to real estate projects	$—	$(3,421)
Recorded noncash consolidation of noncontrolling interest	$—	$96
Recorded capital lease obligations related to the purchase of equipment	$5,618	$598
Recorded accounts payable related to acceptance and delivery of medical equipment	$—	$2,233
Recorded issuance of Parent equity units related to the acquisition of medical practices	$—	$16,250
Recorded issuance of senior subordinated notes related to the acquisition of medical practices	$—	$16,047
Recorded earn-out accrual related to the acquisition of medical practices	$—	$2,340
Recorded additional consideration related to the acquisition of medical practices	$—	$561
Recorded noncash dividend declared to noncontrolling interest	$231	$332
Recorded property and equipment related to the North Broward Hospital District license agreement	$4,260	$—
Recorded capital lease obligations related to the acquisition of medical practices	$5,746	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
(in thousands):
Total revenues	$167,516	$156,266	$525,215	$475,059
Pro-forma full period effect of acquisitions (a)	—	981	8,178	15,084
Total pro-forma revenues	$167,516	$157,247	$533,393	$490,143

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(91,385)	$(231,029)	$(121,138)	$(241,395)
Income tax epense (benefit)	1,705	(10,969)	3,254	(5,208)
Interest expense, net	20,027	15,454	57,182	45,261
Depreciation and amortization	16,697	13,629	48,140	39,082
Gain on fair value adjustment of previously held equity investment	—	—	—	(234)
Loss (gain) on foreign currency derivative contracts	786	(232)	1,006	167
Early extinguishment of debt	—	—	4,473	—
Fair value adjustment of earn-out liability	1,261	—	1,261	—
Impairment loss	69,946	237,560	69,946	237,560
Management fees (b)	244	296	785	914
Non-cash expenses (c)	715	907	4,640	3,170
Sale-lease back adjustments (d)	(248)	(243)	(737)	(682)
Acquisition-related costs (e)	571	1,291	2,316	4,288
Other expenses (f)	644	605	1,538	1,037
Litigation settlement (g)	952	—	2,053	938
Costs associated with the provision for income taxes (h)	—	—	532	544
Tradename / rebranding initiative (i)	206	—	523	—
Expenses associated with idle / closed treatment facilities (j)	494	—	1,972	—
Pro-forma full period effect of acquisition EBITDA (a)	—	593	3,686	5,840

Pro-forma Adjusted EBITDA (1)	$22,615	$27,862	$81,432	$91,282

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	13.5%	17.7%	15.3%	18.6%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, foreign currency derivative contract loss, gain on fair value adjustment of previously held equity investment, early extinguishment of debt, purchase price adjustment, impairment loss, management fees from our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straigh-line rent and amortization of capital expenditures relating to repairs and maintenance, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employess staff reductions, tail premiums on termed physicians, franchise taxes, litigation settlements with physician, costs associated with the provision for income taxes, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions completed during 2011 and 2012.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions had occurred at the beginning of the year.

(b) Management fees are fees paid to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obiligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with ASC 805, Business Combinations, including professional fees and due diligence costs relating to the acquisition of physician practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians and franchise taxes.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2011 and 2012.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Expeses related to the costs associated with the Company’s tradename and rebranding initiatives.

(j) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
Domestic U.S.	2012	2011 *	Change	2012	2011 *	Change

Number of treatment days	63	64		191	192

Total RVU’s - freestanding centers	2,775,821	2,885,434	-3.8%	8,677,857	9,006,924	-3.7%

RVU’s per day - freestanding centers	44,061	45,085	-2.3%	45,434	46,911	-3.1%

Percentage change in RVU’s per day - freestanding centers - same practice basis	-5.0%	10.7%		-5.1%	9.5%

Total treatments - freestanding centers	119,167	113,346	5.1%	372,488	355,176	4.9%

Treatments per day - freestanding centers	1,892	1,771	6.8%	1,950	1,850	5.4%

Percentage change in revenue per treatment - freestanding centers - same practice basis	-3.0%	-0.1%		-3.1%	2.8%

Percentage change in treatments per day - freestanding centers - same practice basis	3.6%	1.0%		3.3%	-0.2%

Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	121	112	8.0%
Treatment centers - hospital / other groups (global)	5	9	-44.4%
	126	121	4.1%

Days sales outstanding at quarter end	39	44

Percentage change in freestanding revenues - same practice basis	-1.1%	0.9%		-0.5%	3.2%

Net patient service revenue - professional services only (in thousands)	$48,239	$39,198		$150,066	$121,732

* Excludes the impact of the termination of a capitated contract in Las Vegas, Nevada

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
International	2012	2011	Change	2012	2011 **	Change

Number of new cases

2-D cases	1,153	1,358		3,603	4,007

3-D cases	2,262	1,748		6,589	5,013

IMRT / IGRT cases	346	393		1,125	1,024

Total	3,761	3,499	7.5%	11,317	10,044	12.7%

** includes full period operating statistics, including period prior to our acquisition on March 1, 2011

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